Exhibit 99.3

American Oriental Bioengineering Enters Into a Legally Binding Letter of Intent to

Acquire Guangxi Boke Pharmaceutical Company

New York, August 8, 2007—American Oriental Bioengineering, Inc. (NYSE: AOB) (“AOBO”), a leading manufacturer and distributor of plant-based pharmaceutical and nutraceutical products, today announced the signing of a legally binding letter of intent to acquire Guangxi Boke Pharmaceutical Company Limited (“Boke”), a privately owned plant-based healthcare company, in a transaction valued at approximately USD $40.0 million. The Company anticipates all of the consideration for the acquisition will be made in cash, will be accretive to AOBO’s business upon closing, and expects the acquisition to close by the end of the third quarter 2007.

Boke is located in the city of Nanning in the Guangxi province of China and was founded in 1995. Boke manufactures and distributes plant-based pharmaceutical, nutraceutical and personal care products, marketed primarily in China, with the majority of its products sold over-the-counter. The Company’s major revenue generating product line alleviates nasal congestion and provides sinus relief, and is available in spray, tablet, capsule and granule formulations. Other products include a medical shampoo product approved by China’s Ministry of Health to treat dandruff as well as lozenges to alleviate sore throat symptoms. In 2006, Boke generated revenues of approximately RMB 91 million (USD$12.0 million) and was profitable. Boke’s manufacturing facility in Nanning is a GMP certified manufacturing facility. The Company has a sales force that exceeds 600 individuals and an expansive distribution network of primarily pharmacies throughout China. AOBO believes that a portion of Boke’s distribution network can expand its total points of presence in China.

Tony Liu, Chief Executive Officer of AOBO stated, “We are excited to welcome Boke to our expanding business operations and believe that this transaction will enhance and broaden our distribution network and further diversify our overall product offering, particularly in our OTC operating segment. Its leading products which include nasal congestion and sinus relief products, are considered to be among the top brands in their respective areas. Boke’s products are marketed to a broad segment of the Chinese population, further diversifying our revenue base and bolstering our presence in China’s OTC consumer healthcare sector.”

“In addition, we anticipate a smooth integration with Boke’s sizeable sales team and solid number of distribution points. Similar to our other acquisitions, we see the potential to improve operating efficiency at Boke and add greater structure to their product line. AOBO continues to establish itself as a leading consolidator in the Chinese healthcare market and we look forward to continued growth in the years ahead,” commented Liu.

The companies are in the process of finalizing a definitive purchase agreement, which is subject to customary closing conditions and applicable regulatory approvals. The monetary exchange rate used for this transaction is

US$1.00 : RMB 7.62

About American Oriental Bioengineering, Inc.

American Oriental Bioengineering is a leading, fully integrated, plant based pharmaceutical and plant based nutraceutical company dedicated to improving health through the development, manufacture and commercialization of modernized plant based products in China.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact Information:

Wilfred Chow

SVP Finance

212-786-7568

Bill Zima & Ashley Ammon MacFarlane

Integrated Corporate Relations, Inc.

203-682-8200